Exhibit F

Accommodation Agreement

This Accommodation Agreement, dated as of December 31, 2022 (this “Agreement”), is entered into by and between Grosvenor Food & AgTech U.S. Inc. (together with its affiliates, “Grosvenor”), and J. Stephan Dolezalek (“Mr. Dolezalek”, the “Parties”, and each, a “Party”).

Background

WHEREAS, Mr. Dolezalek is a non-employee director of Benson Hill and, in exchange for his services as a director, is entitled to cash compensation (“Cash Compensation”) and stock-based equity compensation based on or relating to Benson Hill’s common stock (“Equity Compensation” and, together with Cash Compensation, “Director Compensation”);

WHEREAS, Mr. Dolezalek is a full-time Managing Partner at Grosvenor, and Grosvenor requires as a condition of Mr. Dolezalek’s employment (“Grosvenor Employment Condition”) that Mr. Dolezalek remit to Grosvenor all compensation for providing services to third parties, including all Director Compensation;

THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1.              Recitals. The Parties acknowledge and agree that the above recitals are true and correct and are hereby incorporated into this Agreement in their entirety by this reference.

2.              Cash Compensation Accommodation.

(a)            In order to satisfy his Grosvenor Employment Condition, for so long as he remains a full-time employee of Grosvenor, Mr. Dolezalek hereby:

(i)            confirms his desire to, and does, transfer his Cash Compensation to Grosvenor immediately upon receipt from time to time of Cash Compensation from Benson Hill; and

(ii)            shall request that Benson Hill take reasonable steps to assist Mr. Dolezalek in effecting such transfers of his Cash Compensation from Mr. Dolezalek to an account for the benefit of Grosvenor.

(b)            For the avoidance of doubt, “Cash Compensation” shall not include, for the purposes of Section 2(a) above, any reimbursement of reasonable out-of-pocket expenses incurred by Mr. Dolezalek (including without limitation in connection with attending meetings of Benson Hill’s board of directors and committees), or similar expenses, in accordance with Benson Hill’s reimbursement policies as in effect from time to time.

3.             Equity Compensation Accommodation.

(a)            In order to further satisfy his Grosvenor Employment Condition, Mr. Dolezalek hereby:

(i)            confirms his desire to, and does, transfer his Equity Compensation to Grosvenor at the earliest practicable times at which any portion of such Equity Compensation may from time to time be so transferred, it being understood that (A) under Benson Hill’s current equity compensation programs for non-employee directors, until Mr. Dolezalek’s rights in such Equity Compensation have vested and such Equity Compensation has been issued to Mr. Dolezalek, it may not be transferred, and (B) any such transfers may be limited by Benson Hill’s Insider Trading Policy, as it may be amended from time to time (“Benson Hill Insider Trading Policy”); and

(ii)           shall request that Benson Hill take reasonable steps to assist Mr. Dolezalek in effecting such transfers of his vested and issued Equity Compensation from Mr. Dolezalek to an account for the benefit of Grosvenor, which reasonable assistance may include, without limitation, coordinating with Benson Hill’s transfer agent to help effect such transfers, subject to applicable law.

(b)           Mr. Dolezalek hereby agrees and certifies that:

(i)            Following his execution of this Agreement, Mr. Dolezalek may not and will not exercise any discretion, authority, influence, or control with regard to any Equity Compensation to be transferred to Grosvenor pursuant to the terms of this Agreement.

(ii)            Mr. Dolezalek is entering into this Agreement in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1, as in effect on the date hereof (regarding trading of the Company’s securities on the basis of material non-public information), under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). It is Mr. Dolezalek’s intent that this Agreement comply with the requirements of Rule 10b5-1(c)(l)(i) under the Exchange Act, as in effect on the date hereof, and be interpreted to comply with the requirements of Rule 10b5-1 (c) under the Exchange Act, as in effect on the date hereof.

(iii)          Mr. Dolezalek’s agreements hereunder regarding the transfer of the Equity Compensation are irrevocable.

4.              Further Agreements and Restrictions Applicable to Equity Compensation. The Parties acknowledge and agree as follows:

(a)            In light of Mr. Dolezalek’s relationships with both Benson Hill and Grosvenor, Grosvenor shall be bound by, and shall comply with, the Benson Hill Insider Trading Policy as if Grosvenor were a non-employee director of Benson Hill thereunder.

(b)            Any Equity Compensation that Grosvenor receives from time to time hereunder may constitute “restricted securities,” as such term is defined in Rule 144 promulgated under the Securities Act of 1933, as amended. Grosvenor agrees that it shall not sell, transfer or otherwise dispose of any such Equity Compensation other than in compliance with applicable U.S. securities laws. Grosvenor further understands and agrees that it shall be solely responsible for its tax and securities law reporting obligations, if any, with respect to the assignment of Cash Compensation and Equity Compensation hereunder, and that Benson Hill has made no representation nor warranty with respect thereto.

5.             Taxes. Mr. Dolezalek acknowledges that his request that Benson Hill take reasonable steps to assist his transfer of Director Compensation to Grosvenor will be made pursuant to, and in order to satisfy the terms of, his Employment Condition, and that such transfer constitutes an assignment of income otherwise payable to Mr. Dolezalek in connection with the performance of his services to Benson Hill. The Parties expressly acknowledge and agree that Mr. Dolezalek is responsible for the payment of all taxes arising from the payment of Director Compensation and shall treat the reporting of such taxes, the filing of any income tax returns with respect to such Director Compensation and associated taxes, and any other matters pertaining to such Director Compensation and the delivery thereof to Grosvenor as described in this paragraph in a manner consistent in all respects with such assignment of income principle and the terms of this Agreement.

6.             Termination of Employment; Termination of Agreement. This Agreement shall terminate and be of no further force or effect if Mr. Dolezalek’s full-time employment with Grosvenor is terminated for any reason, or if the Grosvenor Employment Condition no longer applies for any reason.

7.             Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of laws principles.

8.             Assignment. The rights and obligations of each Party hereunder may not be assigned, delegated or transferred without the prior, express, written consent of the other Parties.

9.             Entire Agreement. This Agreement, and all agreements referenced to herein, constitute the entire agreement between the Parties with respect to the subject matter of this Agreement, and this Agreement supersedes all prior negotiations and understandings between the Parties with respect to the matters described in this Agreement. No changes, alterations, modifications, or qualifications to the terms of this Agreement shall be made or be binding unless made in writing and signed by all Parties.

10.           Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be a duplicate original, but all of which, taken together, shall constitute a single instrument. This Agreement shall not be subject to any conditions precedent or subsequent, and shall be effective and binding upon its execution in counterpart, without regard to the delivery or exchange of signed originals.

11.           Attorneys’ Fees. If any Party brings an action to enforce the terms of this Agreement or to declare or clarify any rights hereunder, the prevailing party in any such action will be entitled to recover from the non-prevailing party or parties all costs and expenses incurred by the prevailing party in such action, including, but not limited to, reasonable attorneys’ fees, paralegal fees, law clerk fees and other legal costs or expenses, whether incurred at or before trial and whether incurred at the trial level or in any appellate, bankruptcy, administrative or other legal proceeding.

[SIGNATURE PAGE FOLLOWS]

IN WlTNESS WHEREOF, the parties hereto have caused this Accommodation Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

J. Stephan Dolezalek

By:	/s/ J. Stephan Dolezalek
Name:	J. Stephan Dolezalek
Title:	Managing Partner

Grosvenor Food & AgTech US Inc.

By:	/s/ Anthony James
Name:	Anthony James
Title:	Managing Partner